EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (Nos. 333-26997, 333-10703, 333-88591) of Young Broadcasting Inc. of our report dated July 13, 2009 relating to our audits of the financial statements and schedule of Young Broadcasting Inc. 401(k) Plan, included in this Form 11-K for the year ended December 31, 2008.

/s/ Eisner LLP
New York, New York
July 13, 2009